Exhibit 99.1

Tempur-Pedic International Confirms Partial Distributions by Major Stockholders

TA and FFL remain the Company’s two largest shareholders

LEXINGTON, Ky., March 16, 2005 /PRNewswire-FirstCall via COMTEX/ — In response to several inquiries, Tempur-Pedic International Inc. (NYSE: TPX), the market-leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, confirmed that it has been informed by TA Associates, Inc. (TA) that TA has made a partial distribution to its partners of a total of 7 million shares of Tempur-Pedic International common stock, and has also been informed by Friedman, Fleischer & Lowe, LLC (FFL) that FFL has made a partial distribution to its partners of a total of 4 million shares of Tempur-Pedic International common stock.

The Company further noted that TA and FFL acquired these shares in connection with their original investment in the Company in November 2002, and that after giving effect to these distributions TA and FFL own approximately 27 and 13 million shares, respectively, of the Company’s common stock and remain the Company’s two largest shareholders. In addition, two persons affiliated with TA and two persons affiliated with FFL remain on the Tempur-Pedic Board of Directors.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows(TM) made from its proprietary TEMPUR(R) pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International Inc. are in Lexington, Kentucky. For more information about the Company, visit http://www.tempurpedic.com.